YUM! BRANDS, INC. 2025 LONG TERM INCENTIVE PLAN

FORM OF GLOBAL RESTRICTED STOCK UNIT AGREEMENT

Grant Date:	, 2025
Participant:	Name
Aggregate Number of Units Subject to Award:	xxx
Vesting Schedule:	1/3 on each of the first, second and third
year anniversary of the Grant Date

This GLOBAL RESTRICTED STOCK UNIT AGREEMENT (“Agreement”) is made as of the ___ day of ___________, 2025 between YUM! BRANDS, INC., a North Carolina corporation (“YUM!”), and [insert] (“Participant”).

1.Award.
(a)Restricted Stock Units. Pursuant to the YUM! Brands, Inc. 2025 Long Term Incentive Plan (the “Plan”), Participant is hereby awarded a Full Value Award under the Plan in the form of restricted stock units equal to the aggregate number of restricted stock units set forth above evidencing the right to receive an equivalent number of shares of Stock, subject to the conditions of the Plan and this Agreement (“Restricted Stock Units”).
(b)Plan Incorporated. Participant acknowledges receipt of a copy of the Plan and agrees that this award of Restricted Stock Units shall be subject to all of the terms and conditions set forth in the Plan and this Agreement and that the Plan is incorporated herein. Participant also acknowledges receipt of the current Plan prospectus. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.
2.Terms of Restricted Stock Units. Participant hereby accepts the Restricted Stock Units and agrees with respect thereto as follows:
(a)Assignment of Restricted Stock Units Prohibited. The Restricted Stock Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, except by will or the applicable laws of inheritance.
(b)Vesting. Except as otherwise provided herein, as long as a separation from service from YUM!, its divisions and its Subsidiaries (collectively the “Company”) does not occur prior to the relevant vesting date specified under the Vesting Schedule above (each a “Vesting Date”), then Participant shall become vested in all Restricted Stock Units credited to Participant under this Agreement on such Vesting Date and shares of Stock shall be issued to him or her as described in subparagraph (f) below.
(c)Termination of Service. In the event Participant’s service with the Company is terminated either (i) voluntarily by Participant (other than as a result of Retirement or a Special

Termination, each as defined below), or (ii) involuntarily by the Company for cause (as determined by YUM! or the employing Subsidiary in its sole discretion), Participant shall, for no consideration, forfeit all Restricted Stock Units to the extent they are not fully vested at the time of separation from service. In the event of termination of Participant's service with the Company prior to the Vesting Date for any other reason, including but not limited to, death, Retirement, or involuntary termination by the Company other than for cause, including without limitation, as a result of (i) a disposition (or similar transaction) with respect to an identifiable Company business or segment (“Business”), and in accordance with the terms of the transaction, Participant and a substantial portion of the other employees of the Business continue in employment with such Business or commence employment with its acquiror, (ii) the elimination of Participant’s position within the Company, or (iii) the selection of Participant for work force reduction (whether selection is voluntary or involuntary), then Participant shall become vested in a portion of the Restricted Stock Units which is in proration to Participant’s service during the period commencing on the Grant Date and ending on the date of death, Retirement or involuntary termination other than for cause as described in this subparagraph, and the date of termination shall be treated as the Vesting Date for purposes of this Agreement and any outstanding, unvested Restricted Stock Units will be forfeited.
In the event Participant’s employment with the Company is terminated by reason of Special Termination (as defined below), the Restricted Stock Units will vest pro rata on a monthly basis for the vesting period in which the termination occurs such that a portion of Participant’s otherwise unvested Restricted Stock Units for the vesting period in which the termination occurs will vest based on the time Participant was employed during the vesting period up to the last day of employment (as determined in accordance with Section 4(j) below) and all unvested Restricted Stock Units will be forfeited.
If a Change in Control occurs prior to the Vesting Date and prior to Participant’s termination of employment with the Company, the provisions of Section 5 of the Plan shall apply with respect to the Restricted Stock Units.

(d)Dividend Equivalent Units. Participant will be credited with additional units (“Dividend Equivalent Units”) equal to the amount of dividends that would have been paid on the Restricted Stock Units if Participant actually owned the same number of shares of Stock during the period between the Grant Date and the Vesting Date. Dividend Equivalent Units shall vest at the same time that the Restricted Stock Units vest; provided, however, that in the event the Restricted Stock Units are forfeited then any accumulated Dividend Equivalent Units will also be forfeited.
(e)No Rights as Stockholder. Participant shall not be a shareholder of record and therefore shall have no voting, dividend or other shareholder rights prior to the issuance of shares of Stock at vesting.
(f)Settlement and Delivery of Stock. Payment of vested Restricted Stock Units shall be made as soon as administratively practicable after the applicable Vesting Date but in no event later than 2-1/2 months following the year in which the Vesting Date occurs. Settlement
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will be made by payment in shares of Stock. Notwithstanding the foregoing, YUM! shall not be obligated to deliver any shares of Stock if counsel to YUM! determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of YUM! with, any securities exchange or association upon which the Stock is listed or quoted. YUM! shall in no event be obligated to take any affirmative action in order to cause the delivery of shares of Stock to comply with any such law, rule, regulation or agreement.
Furthermore, Participant understands that the laws of the country in which he/she is working at the time of grant or vesting of the Restricted Stock Units or at the subsequent sale of Stock granted to Participant under this Award (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may subject Participant to additional procedural or regulatory requirements he/she is solely responsible for and will have to independently fulfill in relation to ownership or sale of such Stock.

3.Withholding of Tax.
(a)Participant acknowledges that regardless of any action taken by YUM! or if different, Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items arising out of Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), is and remains Participant’s responsibility and may exceed the amount actually withheld by YUM! and/or the Employer. Participant further acknowledges that YUM! and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Stock acquired under the Plan pursuant to such settlement and the receipt of any dividends or Dividend Equivalent Units; and (b) do not commit and are under no obligation to structure the terms of the grant or any aspect of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, if Participant is or becomes subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event or tax withholding event, as applicable, Participant acknowledges that YUM! and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)Prior to any relevant taxable or tax withholding event, as applicable, Participant shall pay or make adequate arrangements satisfactory to YUM! and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes YUM! and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with respect to Tax-Related Items by one or a combination of the following (1) withholding from Participant’s wages or other cash compensation paid to Participant by YUM!, the Employer, or any Subsidiary of YUM!; or (2) withholding from the proceeds of the sale of shares of Stock acquired upon settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by YUM! (on Participant’s behalf pursuant to this authorization); or (3) withholding in Stock to be issued upon settlement of the Restricted Stock Units.
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(c)Depending on the withholding method, YUM! or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent. If the obligation for the Tax-Related Items is satisfied by withholding in Stock, for tax purposes, Participant is deemed to have been issued the full number of shares of Stock subject to the vested Restricted Stock Units, notwithstanding that a number of shares of Stock are held back solely for the purpose of paying the Tax-Related Items.
(d)Participant shall pay to YUM! or the Employer any amount of Tax-Related Items that YUM! or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described in this Paragraph 3. YUM! may refuse to issue or deliver the Stock or the proceeds from the sale of Stock, if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
4.Nature of Award. In accepting the Restricted Stock Units, Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by YUM!, it is discretionary in nature and may be modified, amended, suspended or terminated by YUM! at any time, to the extent permitted by the Plan;
(b)this Award of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;
(c)the Restricted Stock Units and any shares acquired under the Plan are not part of normal or expected compensation or salary for any purpose;
(d)Participant acknowledges and agrees that neither YUM!, the Employer nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between his or her local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any shares of Stock acquired upon settlement;
(e)all decisions with respect to future grants of Restricted Stock Units or other Awards, if any, will be at the sole discretion of YUM!;
(f)Participant’s participation in the Plan is voluntary;
(g)this Award of Restricted Stock Units and any Stock acquired under the Plan are not intended to replace any pension rights or compensation;
(h)the future value of the Stock underlying the Restricted Stock Units is unknown, indeterminable and cannot be predicted with certainty;
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(i)no claim or entitlement to compensation or damages shall arise from termination of this Award of Restricted Stock Units or diminution in value of the Stock acquired upon settlement resulting from Participant’s separation from service (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and in consideration of this Award of Restricted Stock Units to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against YUM!, any of its Subsidiaries and/or the Employer, waives Participant’s ability, if any, to bring any such claim, and releases YUM!, its Subsidiaries and/or the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(j)for purposes of the Restricted Stock Units, Participant’s employment or service relationship will be considered terminated as of the date Participant is no longer actively providing services to YUM! or one of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by YUM!, Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Award (including whether Participant may still be considered to be providing services while on a leave of absence);
(k)by accepting the Restricted Stock Units covered by this Agreement, Participant agrees to an amendment to the terms of all prior Global Restricted Stock Unit Agreements between the Company and Participant pursuant to which there are currently unvested Restricted Stock Units outstanding, to add a new Section 13 to such Agreements which is identical to Section 13, Restrictive Covenants, of this Agreement; and
(l)unless otherwise provided in the Plan or by YUM! in its discretion, the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Stock.
5.Compensation Recovery Policy.
(a)Participant acknowledges and agrees that the Restricted Stock Units granted to Participant under this Agreement shall be subject to the YUM! Brands, Inc. Compensation
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Recovery Policy, amended and restated November 16, 2023 (“Compensation Recovery Policy”), and as in effect on the date of this Agreement.
(b)This Agreement is a voluntary agreement, and each Participant who has accepted the Agreement has chosen to do so voluntarily. Participant understands that the Restricted Stock Units provided under the Agreement and all amounts paid to the individual under the Agreement are provided as an advance that is contingent on YUM!’s financial statements not being subject to a material restatement. As a condition of the Agreement, Participant specifically agrees that the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict the Restricted Stock Units for any individual party to such an agreement due to a material restatement of YUM!’s financial statements, as provided in YUM!’s Compensation Recovery Policy. In the event that amounts have been paid to Participant pursuant to the Agreement and the Committee determines that Participant must repay an amount to YUM! as a result of the Committee’s cancellation, rescission, suspension, withholding or other limitation or restriction of rights, Participant agrees, as a condition of being awarded such rights, to make such repayments.
6.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or sale of the Stock acquired upon vesting of the Restricted Stock Units. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
7.Adjustment for Change in Stock. The number of Restricted Stock Units awarded pursuant to this award may be adjusted by the Committee in accordance with the terms of the Plan to reflect certain corporate transactions which affect the number, type or value of the Restricted Stock Units and the related Common Stock to which they relate.
8.Employment Relationship. For purposes of this Agreement, Participant shall be considered to be in the employment of the Company as long as Participant remains an employee of YUM! or any of its Subsidiaries or a corporation or a subsidiary of YUM! assuming or substituting a new award for this Award of Restricted Stock Units. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, and its determination shall be final.
Nothing contained in this Agreement is intended to constitute or create a contract of service or employment, nor shall it constitute or create the right to remain associated with or in the service or employ of YUM!, the Employer or any other Subsidiary or related company for any particular period of time. This Agreement shall not interfere in any way with the right of YUM!, the Employer or any Subsidiary or related company, as applicable, to terminate Participant’s service or employment at any time. Furthermore, this Agreement, the Plan, and any other Plan documents are not part of Participant’s employment contract, if any, and do not guarantee either Participant’s right to receive any future grants of Awards or benefits in lieu thereof under this Agreement or the Plan. The Restricted Stock Units and any Stock acquired under the Plan and the income and value of same are not part of normal or expected compensation for any purposes of calculating any severance, resignation, termination,
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redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments.

9.Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Award materials (“Data”) by and among, as applicable, the Employer, YUM! and its Subsidiaries for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
    Participant understands that YUM! and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Stock or directorships held in YUM!, details of all Awards of Restricted Stock Units or any other entitlement to Stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data will be transferred to Merrill Lynch, which is assisting YUM! with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections from Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes YUM!, Merrill Lynch and any other possible recipients which may assist YUM! (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing his or her consent is that YUM! would not be able to grant Participant Restricted Stock Units or other Awards or administer or maintain such Awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

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10.Mode of Communications. Participant agrees, to the fullest extent permitted by law, in lieu of receiving documents in paper format, to accept electronic delivery of any documents that YUM! or related company may deliver in connection with this grant and any other grants offered by YUM!, including prospectuses, grant notifications, account statements, annual or quarterly reports, and other communications. Electronic delivery of a document may be made via YUM!’s email system or by reference to a location on YUM!’s intranet or website or website of YUM!’s agent administering the Plan.
To the extent Participant has been provided with a copy of this Agreement, the Plan, or any other documents relating to this Award in a language other than English, the English language documents will prevail in case of any ambiguities or divergences as a result of translation.

11.Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Stock Units.
12.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
13.Restrictive Covenants. By accepting the Restricted Stock Units, and in consideration of these units and receipt of confidential information from the Company during his or her employment, Participant specifically agrees to the restrictive covenants contained in this Section 13 (the “Restrictive Covenants”) and agrees that the Restrictive Covenants and the remedies described herein are reasonable and necessary to protect the legitimate interests of the Company. Sections 13(b) and 13(c) apply to Participants who are Level 15 employees (or the equivalent of a Level 15 Employee) of the Company or above.
(a)Confidentiality. In consideration for receiving the Restricted Stock Units, Participant acknowledges that the Company is engaged in a competitive business environment and has a substantial interest in protecting its confidential information. Participant agrees that he or she has received and continues to receive, by virtue of his or her position with the Company, access to confidential information (including trade secrets) related to the Company and its business, and Participant agrees, during his or her employment with the Company and thereafter, and in consideration of receiving such information to maintain the confidentiality of the Company’s confidential information and to use such confidential information for the exclusive benefit of the Company, except where disclosure is required to be made to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement prevents Participant from disclosing information about a dispute involving alleged sexual harassment or
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sexual assault as protected by the federal Speak Out Act or other state or local laws nor from exercising rights under Section 7 of the NLRA to the extent applicable to Participant.
(b)Competitive Activity. During Participant’s employment with the Company and for one year following the termination of Participant’s employment for any reason whatsoever, Participant agrees and covenants that: Participant shall not either directly or indirectly, alone or in conjunction with any other party or entity, perform services, work or consulting for one or more Competitor Companies anywhere in the world. A “Competitor Company” shall be defined as: (i) any company or other entity engaged as a “quick service restaurant” (“QSR”) and (ii) any company or other entity that is a delivery-oriented restaurant; and (iii) any entity under common control with an entity included in (i) or (ii), above. Competitor Companies covered under this definition include, but are not limited to: McDonald’s, Domino’s Pizza, Starbucks, Wendy’s, Papa John’s, Restaurant Brands International (including Burger King, Tim Horton’s and Popeye’s Chicken), Culver’s, In-N-Out Burger, Sonic, Hardee’s, Arby’s, Jack-in-the-Box, Chick-fil-A, Chipotle, Q-doba, Panera Bread, Subway, Dunkin’ Brands, Five Guys, Bojangles, Church’s, Del Taco, Little Caesars, Subway, Dico’s, Jollibee, Blaze, MOD Pizza, JAB Holding Company, Darden Restaurants, Inspire Brands and Focus Brands, and their respective organizations, partnerships, ventures, sister companies, franchisees, affiliates, franchisee organizations, cooperatives or any organization in which they have an interest and which are involved in the QSR restaurant industry anywhere in the world, or which otherwise compete with Yum Brands, Inc.
In the event that any portion of this Section 13(b) shall be determined by a court or arbitrator to be unenforceable because it is unreasonably restrictive in any respect, it shall be interpreted to extend over the maximum period of time for which it reasonably may be enforced and to the maximum extent for which it reasonably may be enforced in all other respects, and enforced as so interpreted, all as determined by such court or arbitrator in such action. Participant acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.
Notwithstanding the forgoing, the provisions of this Section 13(b) are not applicable to a Participant who is a resident of California and provides the majority of his or her services to the Company within California.
(c)Non-Solicitation. During Participant’s employment and for eighteen months following the later of (i) termination of Participant’s employment for any reason whatsoever or (ii) the last scheduled award vesting date, Participant shall not:
(i)induce or attempt to induce any employee of the Company to leave the employ of Company;
(ii)induce or attempt to induce any employee of the Company to work for, render services to, or provide advice to any third party;
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(iii)induce or attempt to induce any current or former employee of the Company to supply confidential information of Company to any third party, except where disclosure of a suspected violation of law is made to a federal, state, or local government official or to an attorney for the purpose of reporting or investigating a suspected violation of law or in a complaint or other document filed in a lawsuit or other proceeding, if such complaint or other document is filed under seal;
(iv)employ, or otherwise pay for services rendered by, any employee of the Company in any business enterprise with which Participant may be associated, connected or affiliated;
(v)induce or attempt to induce any customer, franchisee, supplier, licensee, licensor or other business relation of Company to cease doing business with Company, or in any way interfere with the then existing business relationship between any such customer, franchisee, supplier, licensee, licensor or other business relation and Company; or
(vi)assist, solicit, or encourage any other third party, directly or indirectly, in carrying out any activity set forth above that would be prohibited by any of the provisions of this Agreement if such activity were carried out by Participant. In particular, Participant will not, directly or indirectly, induce any employee of Company to carry out any such activity.
Notwithstanding the forgoing, the provisions of this Section 13(c) are not applicable to a Participant who is a resident of California and provides the majority of his or her services to the Company within California.
The Company and Participant agree that the provisions of this Section 13 contain restrictions that are not greater than necessary to protect the interests of the Company.
(d)Partial Invalidity. If any portion of this Section 13 is determined by a court or arbitrator to be unenforceable in any respect, it shall be interpreted to be valid to the maximum extent for which it reasonably may be enforced, and enforced as so interpreted, all as determined by such arbitrator in such action. Participant acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.
(e)Clawback & Recovery. Participant agrees that a breach of any of the Restrictive Covenants set forth in this Section 13 would cause material and irreparable harm to the Company. Accordingly, Participant agrees that if the Committee, in its sole discretion, determines that Participant has violated any of the Restrictive Covenants contained in this Section 13, either during employment with the Company or after such employment terminates for any reason, the following rules shall apply:
(i)The Committee may (A) terminate such Participant’s participation in the Plan and/or (B) send a “Recapture Notice” that will (1) cancel all or a portion of this or
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any outstanding Restricted Stock Units, (2) require the return of any shares of Stock received upon settlement of this or any prior Restricted Stock Units and/or (3) require the reimbursement to the Company of any net proceeds received from the sale of any shares of Stock acquired as a result of such settlement.
(ii)Under this Section 13, the obligation to return shares of Stock received and/or to reimburse the Company for any net proceeds received pursuant to a Recapture Notice, shall be limited to shares and/or proceeds received by Participant within the period that is one year prior to and one year following Participant’s termination of employment.
(iii)The Committee has sole and absolute discretion to take action or not to take action pursuant to this Section 13 upon determination of a breach of a Restrictive Covenant, and its decision not to take action in any particular instance shall not in any way limit its authority to send a Recapture Notice in any other instance.
(iv)Any action taken by the Committee pursuant to this Section 13(e) is without prejudice to any other action the Committee may choose to take upon determination that Participant has violated a Restrictive Covenant contained herein.
(v)This Section 13(e) will cease to apply upon a Change in Control.
(f)Right of Set Off. By accepting the Restricted Stock Units, Participant agrees that any member of the Company Group may set off any amount owed to Participant (including wages or other compensation, fringe benefits or vacation pay) against any amounts Participant owes under this Section 13.
14.Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to YUM! and all persons lawfully claiming under Participant.
15.Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that, depending on his or her country of residence, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect Participant’s ability to acquire or sell shares of Stock or rights to shares of Stock (e.g., Restricted Stock Units) under the Plan during such times as Participant is considered to have “inside information” regarding YUM! (as defined by the laws in Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and Participant is advised to speak to his or her personal advisor on this matter.
16.Governing Law and Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina. For purposes of resolving any dispute that may arise directly or indirectly from this Agreement, the parties hereby agree that any such dispute that cannot be resolved by the parties shall be submitted the Committee for resolution, and any decision by the Committee shall be final.
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For purposes of litigating any dispute that arises under this grant, Participant’s participation in the Plan or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Kentucky and agree that such litigation shall be conducted in the courts of Jefferson County, Kentucky, or the federal courts for the United States for the Western District of Kentucky, where this grant is made and/or to be performed.

17.Addendum. Notwithstanding any provisions in this Agreement, the Award of Restricted Stock Units shall be subject to any special terms and conditions set forth in any Addendum to this Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to Participant, to the extent YUM! determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Addendum constitutes part of this Agreement.
18.Imposition of Other Requirements. YUM! reserves the right to impose other requirements on Participant’s participation in the Plan, on the Restricted Stock Units and on any Stock acquired under the Plan, to the extent YUM! determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
19.Waiver. Participant acknowledges that a wavier by the company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other Participant.
20.Section 409A Provisions. Notwithstanding anything in this Agreement (or the Plan) to the contrary:
(a)It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and all regulations, guidance and other interpretive authority issued thereunder (“Code Section 409A”) so as not to subject Participant to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Participant. Notwithstanding the foregoing or any other provision of this Agreement, neither YUM! nor any Subsidiary guarantees the tax treatment of the award evidenced by this Agreement (or other awards under the Plan).
(b)If any payment hereunder (whether separately or together with any other payments) is subject to Code Section 409A, and if such payment or benefit is to be paid or provided on account of Participant’s termination of employment (or other separation from service or termination of employment) (i) and if Participant is a specified employee (within the meaning of Code Section 409A) and if any such payment is required to be made or provided prior to the first day of the seventh month following Participant’s separation from service or termination of employment, such payment shall be delayed until the first day of the seventh month following Participant’s separation from service or termination of employment, and (ii) the
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determination as to whether Participant has had a termination of employment (or separation from service) shall be made in accordance with the provisions of Code Section 409A without application of any alternative levels of reductions of bona fide services permitted thereunder.
21. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
(a)“Retirement” shall mean termination of employment by Participant on or after Participant’s attainment of age 55 and 10 years of service or age 65 and 5 years of service (and not for any other reason).
(b)“Special Termination” means with respect to a Participant who has been approved as a franchisee by YUM! or any of its affiliates, Participant’s termination of employment with the Company (other than a termination by the Company for cause) to become, immediately following such termination, a franchisee of YUM! or one of its affiliates. Participants who do not meet the foregoing requirements may not have a Special Termination.
IN WITNESS WHEREOF, YUM! has caused this Agreement to be duly executed by an officer thereunto duly authorized as of the date first above written.

13

ADDENDUM TO

YUM! BRANDS, INC. LONG TERM INCENTIVE PLAN

GLOBAL RESTRICTED STOCK UNIT AGREEMENT

FOR NON-U.S. PARTICIPANTS

Terms and Conditions
This Addendum includes additional terms and conditions that govern the Award of Restricted Stock Units granted to Participant under the Yum! Brands, Inc. Long Term Incentive Plan if Participant works and/or resides in one of the countries listed below. Certain capitalized terms used but not defined in this Addendum have the meanings set forth in the Restricted Stock Unit Agreement and the Plan.

Notifications
This Addendum also includes information regarding exchange controls and certain other issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of December 2014. Such laws are often complex and change frequently. As a result, YUM! strongly recommends that Participant not rely on the information in this Addendum as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time that Restricted Stock Units vest or Participant sells Stock acquired at vesting of the Restricted Stock Units under the Plan.

In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation, and YUM! is not in a position to assure Participant of a particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to his or her situation.

Finally, if Participant is a citizen or resident of a country other than the one in which he or she is currently working or transfers employment after the Grant Date, the information contained herein may not be applicable to Participant.

AUSTRALIA

Terms and Conditions

Australian Offer Document. Participant understands that the offering of the Plan in Australia is intended to qualify for exemption from the prospectus requirements under Class Order 14/1000 issued by the Australian Securities and Investments Commission. Participation in the Plan is subject to the terms and conditions set forth in the Australian Offer Document, the Plan and this Agreement provided to Participant.

Notifications

Securities Law Information. If Participant acquires Stock under the Plan pursuant to the vesting of the Restricted Stock Units and subsequently offers the Stock for sale to a person or entity resident in Australia, such an offer may be subject to disclosure requirements under Australian law, and Participant should obtain legal advice regarding any applicable disclosure requirements prior to making any such offer.

CANADA
Terms and Conditions
Vesting and Forfeiture. This provision supplements subparagraph 2(c) of the Agreement.
In the event of Participant’s involuntary separation from service (whether or not in breach of local labor laws), Participant’s right to receive and vest in the Restricted Stock Units under the Plan, if any, will terminate effective as of the date that is the earlier of: (1) the date Participant receives notice of termination of service from YUM! or if different, the Employer, or (2) the date Participant is no longer actively providing service to YUM! or the Employer regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to, statutory law, regulatory law and/or common law); the Committee shall have the exclusive discretion to determine when Participant no longer actively providing service for purposes of the Award of Restricted Stock Units.
The following provisions will apply if Participant is a resident of Quebec:
French Language Provision.
The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de la convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.
Data Privacy. This provision supplements Paragraph 8 of the Agreement:

Participant hereby authorizes YUM! and YUM!'s representatives to discuss and obtain all relevant information from all personnel, professional or non-professional involved in the administration of the Plan. Participant further authorizes YUM!, the Employer and any Subsidiary to disclose and discuss such information amongst themselves and with their advisors. Participant also authorizes YUM!, the Employer and any Subsidiary to record such information and to keep such information in Participant's service or employment file.

Notifications

Securities Law Information. Participant is permitted to sell Stock acquired under the Plan through the designated broker appointed under the Plan, if any, provided the resale of the Stock acquired under the Plan takes place outside of Canada, which should be the case as the Stock is currently listed on the New York Stock Exchange.

Foreign Asset/Account Reporting Information. Participant is required to report any foreign property (including shares of Stock) on form T1135 (Foreign Income Verification Statement) if the total value of Participant's foreign property exceeds C$100,000 at any time in the year. The form must be filed by April

30th of the following year. Participant is advised to consult with his or her personal legal advisor to ensure compliance with applicable reporting obligations.

CHINA

Terms and Conditions

The following provisions apply only to nationals of the People’s Republic of China (the “PRC”) residing in the PRC, unless otherwise determined by YUM! or required by the State Administration of Foreign Exchange (“SAFE”):

Mandatory Sale of Shares Upon Termination of Service. To ensure compliance with exchange control laws in China, Participant agrees that any Stock issued upon settlement of the RSUs and held by Participant at the time of his or her termination of service must be sold immediately upon such termination of service. Any Stock that is not sold by Participant will be sold on his or her behalf as soon as practicable after Participant's termination of service and in no event more than six months after his or her termination of service, pursuant to this authorization (i) to YUM! to instruct its designated broker to sell such Stock and (ii) to the designated broker to assist with the sale of such Stock. Participant acknowledges that YUM!’s designated broker is under no obligation to arrange for the sale of the Stock at any particular price. Upon the sale of the Stock, YUM! agrees to pay Participant the cash proceeds from the sale of the Stock, less any brokerage fees or commissions and subject to any obligation on YUM! or the Employer to satisfy any Tax-Related Items.

Broker Account. Any Stock issued to Participant upon settlement of the RSUs must be maintained in an account with Merrill Lynch or such other broker as may be designated by YUM! until the Stock is sold through that broker.

Repatriation. Pursuant to exchange control laws in China, when the Stock acquired at settlement of the RSUs are sold, whether immediately or thereafter, including on Participant's behalf after termination of his or her service, Participant will be required to immediately repatriate the cash proceeds from the sale of the Stock and any cash dividends paid on such Stock to China. Participant further understands that, under local law, such repatriation of his or her cash proceeds will need to be effectuated through a special exchange control account established in China by YUM! or any Subsidiary or the Employer, and Participant hereby consents and agrees that any proceeds from the sale of Stock will be transferred to such special account prior to being delivered to Participant. Unless YUM! in its sole discretion decides otherwise, the proceeds will be paid to Participant in local currency. The Company is under no obligation to secure any exchange conversion rate, and YUM! may face delays in converting the proceeds to local currency due to exchange control restrictions in China. Participant agrees to bear any currency fluctuation risk between the time the Stock is sold and the time the sale proceeds are distributed through such special exchange control account.

Other. Participant further agrees to comply with any other requirements that may be imposed by YUM! in the future in order to facilitate compliance with exchange control requirements in China and to sign any agreements, forms and/or consents that may be reasonably requested by YUM! or its designated broker to effectuate any of the remittances, transfers, conversions or other processes affecting the proceeds.

Notifications

Foreign Asset and Account Reporting. Participant may be required to report to SAFE all details of their foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-PRC residents. Participant should consult with his or her personal advisor in order to ensure compliance with applicable reporting requirements.

FRANCE

Term and Conditions

Language Consent. By accepting the Award of Restricted Stock Units, Participant confirms having read and understood the documents relating to this grant (the Plan and the Agreement, including this Addendum) which were provided in English language. Participant accepts the terms of those documents accordingly.

En acceptant l’attribution, vous confirmez ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan et le contrat, y compris cette Annexe) qui ont été communiqués en langue anglaise. Vous acceptez les termes en connaissance de cause.

Notifications

Foreign Asset/Account Reporting Information. Participant must declare all foreign bank and brokerage accounts (including any accounts that were opened or closed during the tax year) in his or her annual income tax return.

GERMANY

Notifications

Exchange Control Information. If Participant remits proceeds in excess of €12,500 out of or into Germany, Participant must report such cross-border payment(s) to the German Federal Bank (Bundesbank). In case of payments in connection with securities (such as proceeds from the sale of shares of Stock acquired under the Plan), the report must be made electronically by the 5th day of the month following the month in which the payment was received. The form of the report (Allgemeine Meldeportal Statistik) can be obtained via the Bundesbank's website (www.bundesbank.de) in English and German.

HONG KONG

Terms and Conditions

Warning: The Restricted Stock Units and Stock acquired at vesting do not constitute a public offering of securities under Hong Kong law and are available only to directors of YUM! and employees of YUM! or a Subsidiary. The Agreement, including this Addendum, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong nor have the documents been reviewed by any regulatory authority in Hong Kong. If Participant is in any doubt about any of the contents of the Agreement, including this Addendum, or the Plan, Participant should obtain independent professional advice.

INDIA

Notifications

Exchange Control Information. Participant must repatriate the proceeds from the sale of Stock received in relation to the Stock to India within 90 days after receipt. Participant must also repatriate any dividends received in relation to the Stock to India within 180 days after receipt. Participant must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Employer requests proof of repatriation. It is Participant’s responsibility to comply with applicable exchange control laws in India.

Foreign Asset/Account Reporting Information. Participant understands that he or she is required to declare foreign bank accounts and any foreign financial assets (including shares of Stock held outside India) in his or her annual tax return. Participant is advised to consult with his or her personal tax advisor to ensure compliance with this requirement.

ISRAEL
Definitions. This Agreement and the Israeli Addendum shall apply only to a Participant who is an Eligible 102 Participant as such term is defined under the Israeli Appendix / Sub-Plan, attached hereto as Exhibit A. Capitalized terms not otherwise defined herein and / or in the Plan shall have the meaning assigned to them in the Israeli Appendix / Sub-Plan.
Terms of Restricted Stock Units. Certain specific terms of the Restricted Stock Units granted hereunder are set forth in Exhibit B attached hereto.
Acceptance of Award and Acknowledgments. Participant hereby (a) accepts the Restricted Stock Units granted under the Plan, the Israeli Appendix / Sub-Plan, and this Agreement, (b) acknowledges to have received, read and understood the Plan, the Israeli Appendix / Sub-Plan and this Agreement and (c) agrees to be bound by the terms and provisions of the Plan, the Israeli Appendix / Sub-Plan, as amended from time to time, this Agreement and the Israeli Addendum, and any tax ruling which was approved by the Israel Tax Authority with respect to the Plan and the Israeli Appendix / Sub-Plan.
Vesting. The following provision supplements Section 2(b) of the Agreement:
The Company shall notify Participant in writing that upon the Vesting Date, shares of Stock shall be issued to him or her without consideration, all as described in subparagraph 2(f) of the Agreement.
Dividend Equivalent Units. The following provision supplements Section 2(d) of the Agreement:
Any Dividend Equivalent Units shall be held by a global stock plan administrator or the Trustee, and any Stock allocated or issued upon the vesting of the Dividend Equivalent Units shall only be transferred and held by the Trustee in trust for the benefit of Participant. The Trustee shall be entitled to withhold taxes according to any requirement under applicable laws, rules, tax rulings and regulations.

Taxation. The following provision supplements Section 3 of the Agreement:
Notwithstanding the above, a Participant who was granted a Restricted Stock Unit under Section 102, declares and acknowledges that:
(a)Participant accepts and agrees that with respect to any 102 Trustee Grant granted to him or her, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, he or she shall not sell or release from trust any Stock received by him or her upon vesting of any Restricted Stock Unit or any share received subsequently following any realization of rights, including without limitation, bonus shares and Dividend Equivalent Units until the lapse of the Required Holding Period under Section 102 of the Ordinance. Notwithstanding the above, Participant is aware that if any such sale or release occurs during the Required Holding Period (and such sale or release is not allowed by Section 102 of the Ordinance), the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to him or her and shall be borne solely by him or her.
(b)With respect to 102 Trustee Grant, Participant hereby acknowledges that he or she is familiar with the provisions of Section 102 and the regulations and rules promulgated thereunder, including without limitations the type of Restricted Stock Unit granted to him or her hereunder and the tax implications applicable to such grant.
(c)Should any Non-Trustee Grant be granted to Participant, Participant hereby agrees that should he or she cease to be employed by the Company or any Affiliate the Participant shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of the Stock, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.
(d)By signing this Agreement Participant acknowledges that he or she is aware and agree that any tax consequences arising from the grant of any Restricted Stock Unit (or Dividend Equivalent Units), from the vesting thereof, from the payment for Stock or from any other event or act (of the Company and/or its Affiliates, the Trustee, or Participant himself) hereunder, shall be borne solely by him or her. The Company and/or its Affiliates and/or the Trustee shall be entitled to withhold taxes according to any requirement under applicable laws, rules, tax rulings and regulations. Furthermore, Participant hereby agrees and undertakes to indemnify and reimburse the Company and/or its Affiliates and/or their respective employees, officers, directors or any person acting on their behalf, and/or the Trustee, as the case may be, and hold each of them harmless against and from any and all liability for any tax (including, without limitation, income tax, national insurance and health tax), interest, linkage differentials and penalties thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to such Participant.
(e)Participant will not be entitled to receive from the Company any Stock allocated or issued upon the vesting of his or her Restricted Stock Units prior to the full payments of his or her tax liabilities arising from Restricted Stock Units which were granted to him or her and/or Stock issued upon the vesting of the Restricted Stock Units. For the avoidance of doubt, neither the Company nor the Trustee shall be required to affect or complete any registration or recordation in its corporate books and records in respect of any Stock issuable upon the vesting of Restricted Stock Units by Participant nor release any share certificate to the Participant until all payments required to be made by Participant have been fully satisfied.

(f)Participant hereby undertakes not to have any claim against the Company or any of its directors, employees, shareholders or advisors if it emerges, at the time of grant, vesting or recipient of the Restricted Stock Units, that Participant’s investment in the Stock was not worthwhile, for any reason whatsoever.
(g)With respect to the Restricted Stock Units, by signing this Agreement Participant hereby confirms the following:
(i)He or she has been notified that the receipt of the Restricted Stock Units, the Dividend Equivalent Units, and the disposition of the Stock to be issued upon the vesting of the Restricted Stock Units and Dividend Equivalent Units may result in tax consequences to Participant, and that Participant has been advised by the Company to consult a tax adviser in this respect;
(ii)Neither the Company nor any of its employees, officers, directors or any other person acting on its behalf (including representatives, legal counsels and tax advisers) have or shall be deemed to have provided Participant any advice with respect to the grant of any Restricted Stock Units, the terms of this Agreement (including the Israeli Addendum), or any other document, or with respect to any tax consequences.
Trustee.
(a)With respect to the Restricted Stock Units granted pursuant hereto, by signing and delivering this Agreement, Participant hereby confirms that he or she read the provisions of the Trust Agreement, a copy of which is attached hereto as Exhibit C, and that the terms and conditions thereof are hereby agreed and acknowledged and it is agreed that a condition to the grant of the Restricted Stock Units is Participant’s agreement to be bound by, and comply with, its provisions.
(b)The grant of the Restricted Stock Units is conditioned upon the Participant signing all documents requested by the Company, the Trustee and the ITA (if required).
(c)The Company may replace the Trust Agreement or amend, cancel, renew or replace the terms of the Agreement at any time, at its sole discretion, subject to the provisions of Section 102.
(d)By signing and delivering this Agreement, Participant hereby confirms that he or she is aware that the Restricted Stock Units and Dividend Equivalent Units may be held by a global stock plan administrator other than the Trustee, and that any Stock allocated or issued upon the vesting of his or her Restricted Stock Units shall only be transferred and held by the Trustee in trust for the benefit of Participant. In any event, any Restricted Stock Units, Dividend Equivalent Units (or any Stock allocated or issued upon the vesting of his or her Restricted Stock Units and Dividend Equivalent Units) shall not be transferred directly from the global stock plan administrator to Participant or any other person other than the Trustee.

Data Protection. The following provision supplements Section 9 of the Agreement:
Participant acknowledges that he/she is not obligated by law to provide any personal data under this Agreement, and that any such provision of personal data is subject to his/her own free will.
Exhibits. Exhibits A-C attached hereto shall be considered an integral part of this Israeli Addendum.
Participant Confirmation
I, the undersigned, hereby acknowledge receipt of a copy of the Plan and the Israeli Appendix / Sub-Plan and accept the grant of the Restricted Stock Units subject to all of the terms and provisions thereof and herein.
I have reviewed the Plan, the Israeli Appendix / Sub-Plan and this Agreement (including the Israeli Addendum) in its entirety, have had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understand all provisions of this Agreement.
I agree to notify the Company immediately upon any change in the email address indicated below.

I, THE UNDERSIGNED, ACKNOWLEDGE THAT I AM FAMILIAR WITH THE ENGLISH LANGUAGE AND DO NOT REQUIRE TRANSLATION OF THIS APPROVAL AND ANY ANNEXED DOCUMENTS TO ANY OTHER LANGUAGE. I FURTHER ACKNOWLEDGE THAT I HAVE BEEN ADVISED BY THE COMPANY THAT I SHOULD CONSULT AN ATTORNEY WITH RESPECT TO, AND BEFORE EXECUTING, THIS GRANT LETTER APPROVAL AND THAT I HAVE BEEN AFFORDED AN OPPORTUNITY TO DO SO.
אני, הח"מ, מצהיר/ה בזאת כי השפה האנגלית מוכרת לי וכי איני זקוק/ה לתרגום של אישור זה והמסמכים המצ"ב לשפה אחרת. אני גם מצהיר/ה ומודיע/ה כי הומלץ בפניי על ידי החברה לקבל ייעוץ משפטי בקשר למכתב הענקה ואישור זה בטרם החתימה עליו וכי ניתנה לי הזדמנות נאותה לעשות כן.

ITALY

Terms and Conditions

Data Privacy. This provision replaces Paragraph 8 of the Agreement:

Participant understands that the Employer and YUM! and any Subsidiary may hold certain personal information about him or her, including, but not limited to, Participant's name, home address, telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Stock or directorships held in YUM!, details of all Restricted Stock Units and other awards or entitlements to Stock awarded, canceled, exercised, vested, unvested, settled or outstanding in Participant's favor (“Data”), for the purpose of implementing, managing and administering the Plan.

Participant also understands that providing YUM! with Data is necessary for the performance of the Plan and that his or her refusal to provide such Data would make it impossible for YUM! to perform its contractual obligations and may affect Participant's ability to participate in the Plan. The controller of personal data processing is YUM! with registered offices at 1441 Gardiner Lane, Louisville, Kentucky 40213, United States and, pursuant to Legislative Decree no. 196/2003, its representative in Italy for privacy purposes is KFC Italy S.r.l., with registered offices at c/o Cocuzza & Associati, Via San Giovanni Sul Muro 18, Milan.

Participant understands that Data will not be publicized or used for direct marketing purposes. Participant further understand that the Employer and YUM! and any Subsidiary will transfer Data among themselves as necessary for the purposes of implementing, administering and managing Participant's participation in the Plan, and that the Employer and YUM! and any Subsidiary may each further transfer Data to Merrill Lynch or such other stock plan service provider as may be selected by YUM!, which is assisting YUM! with the implementation, administration and management of the Plan. Data may also be transferred to certain other third parties assisting YUM! with the implementation, administration and management of the Plan, including any transfer of such Data as may be required to a broker or other third party with whom Participant may elect to deposit any Stock acquired under the Plan subject to the terms of the Agreement. Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing Participant's participation in the Plan. Participant understands that these recipients may be located inside or outside of the European Economic Area, such as in the United States or elsewhere. Should YUM! exercise its discretion in suspending all necessary legal obligations connected with the administration and management of the Plan, it will delete Data as soon as it has completed all of the necessary legal obligations connected with such administration and management of the Plan.

Participant understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions, as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The use, processing and transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require Participant's consent thereto, as such use, processing and transfer is necessary to performance of contractual obligations related to implementation, administration, and management of the Plan, as discussed above. Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, Participant has the right, including but not limited to, access, delete, update, correct, or terminate, for legitimate reason, the use, processing and transfer of Data. For more information on the collection, use, processing and transfer set forth in this document, Participant understands that he or she may contact the human resources representative designated by the Employer and/or YUM!.

Grant Document Acknowledgment. In accepting the Restricted Stock Units, Participant acknowledges that he or she has received a copy of the Plan, the Summary Plan Description and the Agreement and has reviewed the documents in their entirety and fully understand and accept all provisions contained therein. Participant acknowledges, further, that he or she may request a written copy of the Plan at any time.

Participant further acknowledges that he or she has read and specifically and expressly approves the following provisions of the Agreement: subparagraph 2(c) Vesting and Forfeiture; Paragraph 3 Withholding of Tax; Paragraph 4 Nature of Award; Paragraph 5 Compensation Recovery Policy;

Paragraph 7 Employment Relationship; Paragraph 14 Governing Law and Forum; and the Data Privacy section of this Addendum (above).

Notifications

Foreign Asset/Account Reporting Information. If Participant holds investments abroad or foreign financial assets (e.g., Stock acquired under the Plan or cash from the sale of such Stock, etc.) that may generate income taxable in Italy, Participant is required to report them on his or her annual tax returns (UNICO Form, RW Schedule) or on a special form if no tax return is due, irrespective of their value.

Foreign Asset Tax Information. The value of the financial assets (e.g., Stock acquired under the Plan or cash from the sale of such Stock, etc.) held outside of Italy by Italian residents is subject to a foreign asset tax levied at an annual rate of 0.2%. The taxable amount will be the fair market value of the financial assets assessed at the end of the calendar year.

JAPAN

Notifications

Foreign Asset/Account Reporting Information. Participant is required to report details of assets held outside of Japan as of December 31st, including shares of Stock acquired under the Plan, to the extent such assets have a total net fair market value exceeding €50,000. The report will be due by March 15th each year. Participant is advised to consult with his or her personal tax advisor to ensure compliance with this requirement.

KOREA

Notifications

Exchange Control Information. Exchange control laws require Korean residents who realize US$500,000 or more from the sale of Stock or the receipt of dividends to repatriate the proceeds to Korea within 18 months of the sale.

Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency). Participant is advised to consult with his or her personal tax advisor to ensure compliance with this requirement.

NETHERLANDS

No country-specific requirements apply.

RUSSIA

Terms and Conditions

U.S. Securities Transaction. Participant understands that this Award of Restricted Stock Units shall be valid and the Agreement shall be concluded and become effective only when the Agreement is received electronically or otherwise by YUM! in the United States.

Notifications

Securities Law Information. This Addendum, the Agreement, the Plan and all other materials that Participant may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The issuance of securities pursuant to the Plan has not and will not be registered in Russia; hence, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia. In no event will Stock be delivered to Participant in Russia; instead, all Stock acquired upon vesting of the Restricted Stock Units will be maintained on Participant’s behalf in the United States.

Exchange Control Notification. Under current exchange control regulations, within a reasonably short time after sale of Stock acquired under the Plan, Participant must repatriate the sale proceeds to Russia. Such sale proceeds must be credited initially to Participant through a foreign currency account at an authorized bank in Russia. After the sale proceeds are initially received in Russia, the funds may be further remitted to foreign banks in accordance with Russian exchange control laws.

Participant should consult his or her personal advisor before remitting any sale proceeds to Russia, as exchange control requirements may change.

SINGAPORE

Terms and Conditions

The following variation in the terms and conditions set forth in this Agreement only applies to Participants who are U.S. citizens, residents, or green card holders employed by a Subsidiary organized under the laws of Singapore.

Forfeiture of Restricted Stock Units. Notwithstanding subparagraph 2(c) of the Agreement, in the event of termination of Participant's service with the employing Subsidiary as the result of Retirement, Participant shall forfeit all Restricted Stock Units to the extent they are not fully vested at the time of such separation from service as determined in accordance with subparagraph 4(j) of this Agreement.

Notifications

Securities Law Information. The Restricted Stock Units are being granted to Participant pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Participant should note that such Award of Restricted Stock Units is subject to section 257 of the SFA and Participant will not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of Stock underlying the Restricted Stock Units unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Cap 289, 2006 Ed.).

Director Notification Obligation. If Participant is a director, associate director or shadow director of YUM! or a Singaporean Subsidiary, Participant is subject to certain notification requirements under the

Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean Subsidiary in writing when Participant receives an interest (e.g., Restricted Stock Units, Stock) in YUM! or any related companies. Please contact YUM! to obtain a copy of the notification form. In addition, Participant must notify YUM! or Singaporean Subsidiary when Participant sells Stock of YUM! or any related company (including when Participant sell Stock acquired under the Plan). These notifications must be made within two days of acquiring or disposing of any interest in YUM! or any related company. In addition, a notification must be made of Participant’s interests in YUM! or any related company within two days of becoming a director.

SOUTH AFRICA

Terms and Conditions

Withholding of Tax. The following provision supplements Paragraph 3 of the Agreement:

By accepting the Restricted Stock Units, Participant agrees that, immediately upon settlement of the Restricted Stock Units, Participant will notify the Employer of the amount of any gain realized. If Participant fails to advise the Employer of the gain realized upon settlement, Participant may be liable for a fine. Participant will be solely responsible for paying any difference between the actual tax liability and the amount withheld by the Employer.

SPAIN

Terms and Conditions

Labor Law Acknowledgement. The following provision supplements Paragraph 4 of the Agreement:
Participant understands that YUM! has unilaterally, gratuitously and in its sole discretion decided to grant Restricted Stock Units to select Eligible Individuals who meet the eligibility requirements set forth in the Plan. The decision is a limited decision, which is entered into upon the express assumption and condition that any Restricted Stock Units granted will not economically or otherwise bind YUM! or any of its Subsidiaries on an ongoing basis, other than as expressly set forth in the Agreement. Consequently, Participant understands that the Restricted Stock Units granted hereunder are given on the assumption and condition that they shall not become a part of any employment contract (either with YUM! or any of its Subsidiaries) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, Participant understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant of Restricted Stock Units since the future value of the Restricted Stock Units and the underlying Stock is unknown and unpredictable. In addition, Participant understands that any Restricted Stock Units granted hereunder would not be made but for the assumptions and conditions referred to above; thus, Participant understands, acknowledges and freely accepts that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of Restricted Stock Units or right to Restricted Stock Units shall be null and void.

Further, the vesting of the Restricted Stock Units is expressly conditioned on Participant's continued and active rendering of service, such that if his or her employment terminates for any reason whatsoever, the Restricted Stock Units may cease vesting immediately, in whole or in part, effective on the date of Participant's termination of employment except as otherwise specified in Paragraph 2 of the Agreement. This will be the case, for example, even if (1) Participant is considered to be unfairly dismissed without good cause; (2) Participant is dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) Participant terminates service due to a change of work location, duties or any other employment or contractual condition; (4) Participant terminates service due to a unilateral breach of contract by YUM! or a Subsidiary; or (5) Participant's employment terminates for any other reason whatsoever. Consequently, upon termination of Participant's employment for any of the above reasons, Participant may automatically lose any rights to Restricted Stock Units that were not vested on the date of Participant's termination of employment unless otherwise provided in Paragraph 2 of the Agreement.

Participant acknowledges that he or she has read and specifically accept the conditions referred to in Paragraph 4 of the Agreement.

Notifications

Securities Law Information. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Agreement, including this Addendum, has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Exchange Control Information. If Participant acquires Stock under the Plan, Participant must declare the acquisition to the Direccion General de Comercio e Inversiones (the “DGCI”). If Participant acquires the Stock through the use of a Spanish financial institution, that institution will automatically make the declaration to the DGCI; otherwise, Participant will be required to make the declaration by filing a D-6 form. Participant must declare ownership of any Stock with the DGCI each January while the Stock is owned and must also report, in January, any sale of shares of Stock that occurred in the previous year for which the report is being made, unless the sale proceeds exceed the applicable threshold, in which case the report is due within one month of the sale.

Foreign Asset/Account Reporting Information. Participant is required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the shares held in such accounts if the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceed €1,000,000.

Further, effective January 1, 2013, to the extent that Participant holds shares and/or have bank accounts outside Spain with a value in excess of €50,000 (for each type of asset) as of December 31 each year, Participant will be required to report information on such assets in his or her tax return (tax form 720) for such year. After such shares and/or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported shares or accounts increases by more than €20,000. If the value of such shares and/or accounts as of December 31 does not exceed €50,000, a summarized form of declaration may be presented.

SWITZERLAND

Notifications

Securities Law Information. The Award of Restricted Stock Units is considered a private offering in Switzerland; therefore, it is not subject to registration.

THAILAND

Notifications

Exchange Control Information. Participant must immediately repatriate the proceeds from the sale of Stock and any dividends to Thailand immediately upon receipt if the amount of received in a single transaction is US$50,000 or more. Participant must then either convert the funds to Thai Baht or deposit the amount in a foreign currency deposit account maintained by a bank in Thailand within 360 days of repatriating the amount to Thailand. If the repatriated amount is US$50,000 or more, Participant must report the inward remittance by submitting the Foreign Exchange Transaction Form to the authorized agent or the Bank of Thailand. Participant is solely responsible for complying with applicable exchange control rules in Thailand and is advised to consult with his or her personal advisor to ensure such compliance.

TURKEY

Notifications

Securities Law Information. Participant is not permitted to sell shares of Stock acquired under the Plan in Turkey. Participant must sell such shares outside of Turkey. The Stock is currently traded on the New York Stock Exchange under the ticker symbol “YUM” and shares of Stock may be sold on this exchange, which is located outside of Turkey.

Exchange Control Information. Pursuant to Decree No. 32 on the Protection of the Value of the Turkish Currency (“Decree 32”) and Communique No. 2008-32/34 on Decree 32, any activity related to investments in foreign securities (e.g., the sale of shares of Stock under the Plan, the receipt of cash dividends or any portion of Dividend Equivalent Units paid in cash) must be conducted through a bank or financial intermediary institution licensed by the Turkish Capital Markets Board and should be reported to the Turkish Capital Markets Board. Participant is solely responsible for complying with Turkish exchange control requirements and is advised to contact a personal legal advisor for further information regarding these requirements.

UNITED ARAB EMIRATES (DUBAI)

Terms and Conditions

The following variation in the terms and conditions set forth in this Agreement only applies to Participants who are U.S. citizens, residents, or green card holders employed by a Subsidiary organized under the laws of the UAE.

Forfeiture of Restricted Stock Units. Notwithstanding subparagraph 2(c) of the Agreement, in the event of termination of Participant's service with the employing Subsidiary as the result of Retirement, Participant shall forfeit all Restricted Stock Units to the extent they are not fully vested at the time of such separation from service as determined in accordance with subparagraph 4(j) of this Agreement.

Notifications

Securities Law Information. The offer of Restricted Stock Units under the Plan is made only to individuals who satisfy the definition of Eligible Individuals in the Plan, and constitutes an “exempt personal offer” of equity incentives to employees in the United Arab Emirates. This Agreement, the Plan

and any other documents related to the Award of Restricted Stock Units are intended for distribution only to Eligible Individuals and must not be delivered to, or relied on, by any other person.

The Emirates Securities and Commodities Authority and/or the Central Bank have no responsibility for reviewing or verifying any documents in connection with this statement. The Ministry of Economy, the Dubai Department of Economic Development, the Emirates Securities and Commodities Authority, Central Bank and the Dubai Financial Securities Authority have not approved this statement, the Plan, this Agreement or any other documents related to the Award of Restricted Stock Units or taken steps to verify the information set out therein and have no responsibility for such documents.

If Participant does not understand the contents of this Agreement or the Plan, Participant should consult his or her personal financial advisor.

UNITED KINGDOM

Terms and Conditions

Withholding of Tax. The following provisions supplement Paragraph 3 of the Agreement:

Participant agrees that, if Participant does not pay or the Employer or YUM! does not withhold from Participant the full amount of Tax-Related Items that Participant owes at vesting of the Restricted Stock Units, or the release or assignment of the Restricted Stock Units for consideration, or the receipt of any other benefit in connection with the Restricted Stock Units (the “Taxable Event”) within 90 days after the end of the tax year in which the Taxable Event occurs, or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), then the amount that should have been withheld shall constitute a loan owed by Participant to the Employer, effective on the Due Date. Participant agrees that the loan will bear interest at Her Majesty’s Revenue & Custom’s (“HMRC’s”) official rate and will be immediately due and repayable by Participant, and YUM! and/or the Employer may recover it at any time thereafter by any of the means set forth in Paragraph 3 of the Agreement. Participant also authorizes YUM! to delay the delivery of Stock unless and until the loan is repaid in full.

Notwithstanding the foregoing, if Participant is an officer or executive director (as within the meaning of section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that Participant is an officer or executive director and Tax-Related Items are not collected from or paid by Participant by the Due Date, the amount of any uncollected Tax-Related Items will constitute a benefit to Participant on which additional income tax and National Insurance Contributions (“NICs”) will be payable. Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Employer for the value of any NICs due on this additional benefit. Participant acknowledges that YUM! or the Employer may recover any such amounts by any of the means referred to in Paragraph 3 of the Agreement.

BY PARTICIPATING IN THE PLAN, I AM DEEMED TO ACCEPT THE GRANT BY YUM! BRANDS, INC. OF THE RESTRICTED STOCK UNITS, AND I HEREBY AGREE TO THE TERMS AND CONDITIONS SET FORTH IN THIS RESTRICTED STOCK UNIT AGREEMENT DATED _____________, 2025.

YUM! BRANDS, INC.

By: /s/ Tracy Skeans
Tracy Skeans
YUM! Brands, Inc., Chief Operating Officer and Chief People and Culture Officer

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